UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2024

Bowman Consulting Group Ltd.

(Exact name of registrant as specified in its charter)

Delaware	001-40371	54-1762351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12355 Sunrise Valley Drive, Suite 520

Reston, Virginia 20191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (703) 464-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	BWMN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 21, 2024, the Board of Directors (the “Board”) of Bowman Consulting Group Ltd. (“Bowman” or the “Company”), upon the recommendation of the Compensation Committee, approved an employment agreement with Mr. Daniel Swayze. Mr. Swayze was appointed to serve as Executive Vice President and Chief Operating Officer of the Company effective as of July 1, 2024.

The Employment Agreement provides for Mr. Swayze’s employment as Executive Vice President and Chief Operating Officer with an initial term expiring on December 31, 2027 (the “Initial Term”). It will automatically renew for one-year periods beginning December 31, 2027, unless either the Company or Mr. Swayze delivers a written notice of non-renewal to the other party at least ninety-days (90) prior to the renewal term.

Pursuant to the Employment Agreement, Mr. Swayze will receive an annual base salary of not less than $475,000, and for fiscal year 2024, he will earn an annual bonus of not less than $200,000, the final amount to be the determined by the Compensation Committee. Beginning with fiscal year 2025, he will participate in the 2021 Executives Short Term Incentive Plan, as amended, with an annual targeted bonus opportunity equal to not less than 50% of his base salary. In addition, beginning in fiscal year 2025, he will participate in the Executive Officers Long Term Incentive Plan under which the Compensation Committee awards both time-based restricted stock awards and performance-based restricted stock units. Mr. Swayze’s Employment Agreement specifies that performance equity awards shall have a value opportunity equal to 35% of his base salary at the threshold level, 75% of his base salary at the target level, and 150% of his base salary at the maximum level.

The Employment Agreement includes provisions relating to Mr. Swayze’s general role and responsibilities, severance payments and entitlements payable upon the Company’s involuntary termination of Mr. Swayze’s employment for any reason other than “cause” (as defined in the Employment Agreement), or Mr. Swayze’s termination for “good reason” (as defined in the Employment Agreement), and payments and entitlements payable upon Mr. Swayze’s death or disability. Pursuant to the Employment Agreement, if Mr. Swayze employment with the Company is terminated by him with “good reason” or by the Company without “cause”, he would be entitled to a payment of one-year base salary plus one year of his annual targeted bonus, the premium costs of COBRA continuation coverage for 18 months, and other fringe benefits. If Mr. Swayze’s employment were terminated because of a “change in control” with “good reason”, he would be entitled to a payment of two times his base salary, the premium costs of COBRA continuation coverage for 18 months, and other fringe benefits.

The Employment Agreement contains certain covenants by Mr. Swayze, including a noncompetition agreement that restricts Mr. Swayze’s ability to engage in competitive activities described in the Employment Agreement until 12 months after a termination of his employment with the Company for “good reason” or without “cause”.

The description above is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

†10.1	Employment Agreement, dated as of November 21, 2024, between Bowman Consulting Group Ltd. and Daniel Swayze. †

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	This exhibit is a management contract or a compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOWMAN CONSULTING GROUP LTD.

Date: November 25, 2024	By:	/s/ Bruce Labovitz
Bruce Labovitz
Chief Financial Officer